Exhibit A

JOINT FILING AGREEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13D is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

Date: June 28, 2017

TWO HARBORS INVESTMENT CORP.

By:	/s/ Thomas E. Siering
Name:	Thomas E. Siering
Title:	President and Chief Executive Officer

TWO HARBORS OPERATING COMPANY LLC

By: Two Harbors Investment Corp., its sole manager,

By:	/s/ Thomas E. Siering
Name:	Thomas E. Siering
Title:	President and Chief Executive Officer